CAPSTONE SOCIAL ETHICS AND RELIGIOUS VALUES FUND
                                    ("SERV")
                     Money Market Fund Short-Term Bond Fund
                         Bond Fund Large Cap Equity Fund
                    Small Cap Equity Fund International Fund
                            Conservative Income Fund
                       Conservative Income and Growth Fund
                              Moderate Growth Fund
                                  (the "Funds")



                           PLAN PURSUANT TO RULE 18F-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

                                    The Plan

I.       Introduction

     As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Funds, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

     Upon the effective date of this Plan, SERV, on behalf of the Funds, elects to offer multiple classes of shares of each of the Funds, as described herein, pursuant to Rule 18f-3 and this Plan.

II.      The Multi-Class System

     Each of the Funds shall offer two classes of shares, Class A and Class C. Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A and Class C shares shall have the features described in Sections A, B, C and D, below.

A.       Sales Charge Structure

     1. Class A Shares. Class A shares of each Fund shall be offered at the then-current net asset value. Class A shares shall generally not be subject to either a front end or contingent deferred sales charge provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund. Class A shares shall be distinguished from Class C shares by the fees under the Service and Distribution Plan (see below) applicable to Class A shares.

     2. Class C Shares. Class C shares of each Fund shall be offered at the then-current net asset value. Class C shares shall generally not be subject to a front-end or contingent deferred sales charge provided, however, that such charges may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund. Class C shares shall be distinguished from Class A shares by fees under the Service and Distribution Plan (see below) applicable to Class A shares.

B.       Service and Distribution Plans

     The Funds have adopted a Service and Distribution Plan pursuant to Rule 12b-1 under the 1940 Act, containing the following terms with respect to Class A shares:

     1. Money Market Fund. Class A shares of Money Market Fund shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of Class A shares of Money Market Fund, as provided in the Service and Distribution Plan, subject to an annual limit of 0.10% of the average daily net assets of Money Market Fund attributable to its Class A shares, provided that up to 0.10% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.


     2. Short-Term Bond Fund, Bond Fund, Large Cap Equity Fund, Small Cap Equity Fund , International Fund, Conservative Income Fund, Conservative Income and Growth Fund, and Moderate Growth Fund. Class A shares of each Fund shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of Class A shares of the Funds, as provided in the Service and Distribution Plan, subject to an annual limit of 0.25% of the average daily net assets of a Fund attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.


C.       Allocation of Income and Expenses

         1.       General

                  a. Daily Dividend Funds

     A Fund that declares distributions of net investment income daily and that maintains the same net asset value per share in each class ("Daily Dividend Fund") will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)," for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the Daily Dividend Fund. Expenses to be so allocated also include expenses of SERV that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("SERV Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). SERV Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

                   b. Non-Daily Dividend Funds

     The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund, other than a Daily Dividend Fund, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of SERV that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("SERV Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). SERV Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets.

2.       Class Expenses

     Expenses attributable to a particular class ("Class Expenses")shall be limited to: (a) payments pursuant to the Service and Distribution Plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if SERV's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

     In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a SERV Expense or Fund Expense, and in the event a SERV Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

     The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Funds, as defined in the 1940 Act.

3.       Waivers or Reimbursements of Expenses

     Expenses may be waived or reimbursed by the Adviser and Administrator, the Distributor or any other provider of services to a Fund or SERV without the prior approval of the Board of Trustees.

D.       Exchange and Conversion Privileges

     Shareholders of a Fund may exchange shares of a particular class for shares of the same class in another Fund at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount.

         There are currently no conversion privileges.

         E.    Board Review

               1.  Initial Approval


     The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of SERV or a Fund ("Independent Trustees"), initially approved the Plan at a meeting held ________, 1998 and approved the addition to the Plan of Conservative Income Fund, Conservative Income and Growth Fund, and Moderate Growth Fund at a meeting held July 26, 2001. Each such approved was based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of SERV. Their determination in each case, was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.


2.       Approval of Amendments

     The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of SERV. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3.       Periodic Review

     The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

F.       Contracts

     Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

G.       Effective Date


     The Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section E1 of the Plan, shall take effect as of _____, 1998, provided that the addition of Conservative Income Fund, Conservative Income and Growth Fund, and Moderate Growth Fund shall take effect as of __________, 2001.


H.       Amendments

     The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section E2 of the Plan.